EXHIBIT 99.1

Exponent Reports Third Quarter 2011 Results

MENLO PARK, Calif., Oct. 19, 2011 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the third quarter and nine months ended September 30, 2011.

For the third quarter of 2011, revenues before reimbursements increased 8% to $61,387,000, as compared to $56,906,000 in the third quarter of 2010. Total revenues were approximately flat at $65,951,000, as compared to $66,306,000 in the same period one year ago.

Net income for the third quarter increased 12% to $8,744,000, or $0.60 per diluted share, as compared to $7,820,000, or $0.52 per diluted share, reported in the same quarter one year ago. EBITDA1 improved 8% to $15,446,000, as compared to $14,251,000 in the third quarter last year.

During the third quarter of 2011, Exponent repurchased $16.3 million of its common stock, bringing 2011 year-to-date repurchases to $39.3 million. The Company closed the third quarter with $90.6 million in cash, cash equivalents and short-term investments.

For the first nine months of 2011, revenues before reimbursements increased 11% to $186,143,000, as compared to $167,235,000, in the same period of 2010. Total revenues increased 10% to $204,530,000, as compared to $186,151,000 in the same period last year.

Net income for the first nine months of 2011 improved 17% to $24,964,000, or $1.67 per diluted share, as compared to $21,339,000, or $1.42 per diluted share, reported in the prior year period.  EBITDA1 improved 15% to $44,855,000, as compared to $39,084,000, in the first nine months of 2010.

"We are again pleased with our results, delivering another period of net revenue growth and strong profitability," commented Dr. Paul Johnston, President and CEO.  "In the third quarter our growth in consulting revenue was especially strong and as expected our defense technology product sales were substantially lower than the same period last year when product sales were unusually strong. We experienced sustained demand from a few major assignments, which contributed to net revenue growth. In addition, we had notable performances from our mechanics and materials, electrical, thermal sciences, biomechanics, human factors and engineering management practices, and our health and environmental groups.

"Given our strong performance in the first nine months of the year, we are raising our expectations for 2011.  However we did consider the difficult comparison against an unusually strong fourth quarter of 2010, where utilization was significantly higher than historical levels. As a result we expect full year growth in revenues before reimbursements to be near the middle of our long-term goal of high single digits to low double digits. We also expect EBITDA1 margin to be slightly up as compared to 2010.

"Our multidisciplinary team of engineers and scientists continue to deliver value to our clients as products and processes become more complex. Our differentiated market position is a key reason we remain optimistic about our long-term opportunities," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, October 19, 2011, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 877-941-2068 or 480-629-9712. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 or 303-590-3030, and entering reservation 4478201#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 30, 2011 and October 1, 2010
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2011	2010	2011	2010

Revenues
Revenues before reimbursements	$ 61,387	$ 56,906	$ 186,143	$ 167,235
Reimbursements	4,564	9,400	18,387	18,916

Revenues	65,951	66,306	204,530	186,151

Operating expenses
Compensation and related expenses	36,051	36,960	117,259	108,800
Other operating expenses	5,858	5,365	17,344	15,972
Reimbursable expenses	4,564	9,400	18,387	18,916
General and administrative expenses	2,954	3,011	9,273	8,611

	49,427	54,736	162,263	152,299

Operating income	16,524	11,570	42,267	33,852

Other income
Interest income, net	79	36	141	165
Miscellaneous income, net	(2,203)	1,597	(669)	1,997
	(2,124)	1,633	(528)	2,162

Income before income taxes	14,400	13,203	41,739	36,014

Income taxes	5,656	5,383	16,775	14,675

Net income	$ 8,744	$ 7,820	$ 24,964	$ 21,339

Net income per share:
Basic	$ 0.63	$ 0.54	$ 1.74	$ 1.49
Diluted	$ 0.60	$ 0.52	$ 1.67	$ 1.42

Shares used in per share computations:
Basic	13,975	14,385	14,313	14,325
Diluted	14,554	15,053	14,904	15,036

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2011 and December 31, 2010
(unaudited)
(in thousands)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 65,245	$ 106,549
Short-term investments	25,403	--
Accounts receivable, net	72,571	72,034
Prepaid expenses and other assets	8,638	10,585
Deferred income taxes	6,947	5,426
Total current assets	178,804	194,594
Property, equipment and leasehold improvements, net	27,030	27,267
Goodwill	8,607	8,607
Other assets	33,325	28,424
	$ 247,766	$ 258,892

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 7,427	$ 9,715
Accrued payroll and employee benefits	37,230	41,888
Deferred revenues	4,784	6,131
Total current liabilities	49,441	57,734
Other liabilities	18,296	15,481
Deferred rent	1,867	1,877
Total liabilities	69,604	75,092

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	107,074	96,089
Accumulated other comprehensive loss	(314)	(451)
Retained earnings	172,460	156,086
Treasury stock, at cost	(101,074)	(67,940)
Total stockholders' equity	178,162	183,800
	$ 247,766	$ 258,892

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended September 30, 2011 and October 1, 2010
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2011	2010	2011	2010

Net Income	$ 8,744	$ 7,820	$ 24,964	$ 21,339

Add back (subtract):

Income taxes	5,656	5,383	16,775	14,675
Interest income, net	(79)	(36)	(141)	(165)
Depreciation and amortization	1,125	1,084	3,257	3,235

EBITDA (1)	15,446	14,251	44,855	39,084

Stock-based compensation	2,274	2,239	8,208	7,332

EBITDAS (1)	$ 17,720	$ 16,490	$ 53,063	$ 46,416

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.
CONTACT: Exponent, Inc.
         (888) 656-EXPO